Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR 2006 FOURTH QUARTER, FULL YEAR
Strong Performance in 2006 and Over 3-year Period
KENILWORTH, N.J., Jan. 29, 2007 – Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2006 fourth quarter and full year.
          “We registered strong performance both for the recent quarter and for 2006,” said Fred Hassan, chairman and CEO. “After three full years of progress under the Action Agenda, Schering-Plough is doing what we set out to do – deliver a solid record of performance while continuing an extraordinary transformation.” He added, “We have been achieving successes across all major fronts. We have been growing the top line, maintaining financial discipline and driving higher earnings. Our organization is becoming stronger, more efficient and more resilient. Our research pipeline is progressing. In 2007, we look forward to further advances in becoming the long-term, high-performance company of our aspirations.”
          For the 2006 fourth quarter, the company reported net income available to common shareholders of $182 million or 12 cents per share on a GAAP basis. Included in net income is an unfavorable impact of 4 cents per share related to the actions during 2006 to streamline the company’s manufacturing operations and a charge of 1 cent per share related to the licensing of an over-the-counter (OTC) treatment for heartburn. For the 2005 fourth quarter, the company reported net income of $104 million or 7 cents per share on a GAAP basis.
          GAAP net sales for the 2006 fourth quarter totaled $2.7 billion, up 14 percent versus the 2005 fourth quarter. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see table below), Schering-Plough’s adjusted net sales (hereinafter referred to as “adjusted sales”) for the 2006 fourth quarter would have totaled $3.2 billion, an 18 percent increase compared to $2.7 billion on a similar adjusted basis in the 2005 fourth quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc., as the venture is accounted for under the equity method.
          The strength of Schering-Plough’s 2006 performance reflects the company’s dramatic transformation since the 2003 launch of the Action Agenda, shortly after Hassan joined Schering-Plough.
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“We set out then with a clear strategy to reposition Schering-Plough,” said Hassan. “Our goal was to shift to high value-creation activity across the company. We have executed on that strategy.”
          Over the past three years, said Hassan, “Schering-Plough’s adjusted sales have grown more than twice as fast as its U.S. peer group average sales.” In 2006, GAAP sales were $10.6 billion, up $2.3 billion or 27 percent from $8.3 billion in 2003; adjusted sales in 2006 were $12.5 billion, an increase of $3.9 billion or 46 percent compared to adjusted sales of $8.6 billion in 2003. During this time, cash flow improved dramatically, he added, “going from a significant cash-burn rate to generating significant positive cash flow.” Major investments were made to strengthen operations and infrastructure, improve quality and compliance, expand product lines and advance the research pipeline. In addition, the company succeeded in attracting and retaining many talented people, restoring organizational health and resolving several major issues from the past. The company made substantial and satisfactory progress on the consent decree entered into with the U.S. Food and Drug Administration (FDA) in 2002.
          “The people of Schering-Plough – through their passion, courage and tenacity – reversed declining financial results and shrinking market shares,” said Hassan, citing increased strength and depth across product portfolios, growth of the cholesterol franchise and the introduction of life-saving medicines like NOXAFIL. New processes and systems were adopted to improve efficiencies and ensure quality and compliance. “The results have been impressive,” he said. “As we move forward with the Build the Base phase of our Action Agenda, we have greater strength and flexibility to grow our businesses, penetrate new markets and seize promising opportunities.”
          Looking at 2006 results, Hassan emphasized the importance of Schering-Plough’s strategic balance – in its businesses, geographic presence and research programs. “One of our prime objectives has been to build multiple growth drivers and not be dependent on a single product,” he said. “We are now performing well across our businesses, including our dynamic cholesterol franchise.” In 2006, GAAP sales (excluding cholesterol joint venture sales) grew 11 percent versus 2005, with leading prescription products like REMICADE up 32 percent, NASONEX up 28 percent, PEG-INTRON up 11 percent, TEMODAR up 20 percent, and CLARINEX/AERIUS up 12 percent. He noted that the company has a good balance in its prescription business between primary care and specialty care products, and steady contributions from its Consumer Health Care and Animal Health businesses.
          Geographically, sales have been growing in all regions around the world. To further its growth objectives, the company is working to expand its U.S. presence and extend core businesses in high-potential markets, such as China, Russia, Korea, Brazil and Central and Eastern Europe.
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          In R&D, Schering-Plough balances its therapy areas between specialty care and primary care, pursuing disease targets in both small molecules and biologics. “We’re encouraged by the degree of innovation in our pipeline,” said Hassan. “This is how R&D creates value – and it is essential to our long-term strategy for success.” Three of the company’s most visible Phase II projects have been granted fast-track designation by the FDA: a novel thrombin receptor antagonist for acute coronary syndrome and secondary prevention; vicriviroc for HIV; and a protease inhibitor compound for hepatitis C.
          The company highlighted the following accomplishments for Schering-Plough in 2006 and more recently:
•	Driving growth of the cholesterol franchise (2006 sales 60 percent higher versus 2005) and achieving double-digit sales increases for the company’s five top brands (not including VYTORIN and ZETIA in the cholesterol franchise);

•	Gaining approvals for new products and indications, including for the life-saving antifungal medicine NOXAFIL Oral Suspension in the United States and EU for the prevention of invasive fungal infections (Two landmark clinical studies were published Jan. 25, 2007, in The New England Journal of Medicine demonstrating the efficacy of NOXAFIL in the prevention (prophylaxis) of life-threatening invasive fungal infections.); TEMODAL in Japan for the treatment of malignant glioma; REMICADE in the EU for ulcerative colitis; and SUBOXONE Sublingual Tablets in the EU for opioid dependence;

•	Advancing compounds in the research pipeline, expanding discovery operations in Cambridge, Mass., and initiating a Global Clinical Harmonization program to globalize the progression of therapeutic compounds through clinical trials;

•	Securing business development and licensing agreements, including a collaboration with Novartis to develop a new combination therapy using a new molecular entity (NME) to treat asthma and chronic obstructive pulmonary disease; rights to commercialize late-stage sublingual (under the tongue) allergy immunotherapies in North America; for preclinical compounds to treat hepatitis C; a rapid oral test to detect hepatitis C antibodies; worldwide rights to an oral antiviral compound in Phase II for chronic hepatitis B; a research collaboration for therapeutic monoclonal antibody compounds; and two new OTC product opportunities to expand the company’s consumer offerings;

•	Reaching an agreement with the U.S. Attorney’s Office for the District of Massachusetts and the U.S. Department of Justice to settle a previously disclosed investigation that related to actions that took place prior to 2003;
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•	Streamlining the global supply chain to yield expected annualized cost reductions of about $100 million; and

•	Gaining greater financial strength and flexibility, as evidenced by the company’s strong balance sheet, positive cash flow and an improved credit outlook from a major ratings agency.
Hassan Comments on Industry Environment
Regarding 2007, Hassan said the company would continue to focus on its strategy of value creation on a broad front. He also commented on the external environment, noting that as the new U.S. Congress addresses health care, “it is important that the focus be on doing what is right for the patient. Today’s patients – and those of tomorrow – deserve access to medical innovations.”
          Hassan noted that “it is ironic that as some Europeans begin to regret the damage done to health care and innovation in their regions from inhibiting the free market, we see calls in the United States to go down that same path.” Hassan stated that the implementation of the Medicare drug benefit has shown that the private sector has been “very efficient in creating savings and passing them on to seniors and to the government. There has been a landmark shift in access to coverage, jumping from 60 percent to more than 90 percent of Medicare-eligible seniors, who now have access to innovative new medicines through their plans.”
Fourth Quarter 2006 Results
For the 2006 fourth quarter, the company reported net income available to common shareholders of $182 million or 12 cents per common share on a GAAP basis. Included in net income is an unfavorable impact of 4 cents per share related to the actions implemented and substantially completed during 2006 to streamline the company’s manufacturing operations and a charge of 1 cent per share related to the licensing of an OTC version of ZEGERID (omeprazole/sodium bicarbonate) for heartburn. For the 2005 fourth quarter, the company reported net income of $104 million or 7 cents per share on a GAAP basis.
          GAAP net sales for the 2006 fourth quarter totaled $2.7 billion, up 14 percent as compared to the fourth quarter of 2005. The sales increase was driven by growth in Prescription Pharmaceuticals. The sales growth versus 2005 reflects a 2 percent favorable impact from foreign exchange.
          Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.1 billion in the 2006 fourth quarter compared to net sales of $755 million in the comparable 2005 period. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the 2006 fourth quarter
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would have been $3.2 billion, an 18 percent increase, compared to $2.7 billion on a similar adjusted basis in the 2005 fourth quarter.
          Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product is currently under regulatory review. Under the equity method, the company records its share of the income from operations in “Equity income from cholesterol joint venture,” which totaled $403 million in the 2006 fourth quarter versus $268 million in the fourth quarter of 2005. The increase in equity income reflected the continued strong sales of VYTORIN and ZETIA, in conjunction with Merck. The company noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.
          Among prescription products posting higher sales in the 2006 fourth quarter was REMICADE, up 34 percent to $337 million. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ankylosing spondylitis, plaque psoriasis and ulcerative colitis. REMICADE sales were higher primarily due to expanded indications and continued market growth.
          Global NASONEX sales rose 37 percent to $253 million, with U.S. sales climbing 48 percent to $171 million, primarily due to greater market share as compared to the 2005 period. International sales increased 18 percent to $82 million.
          Sales of the company’s PEG-INTRON hepatitis C product declined 3 percent to $208 million in the 2006 fourth quarter primarily due to the decline in sales in Japan, as anticipated, as a result of the moderation of new patient enrollments into hepatitis C therapy.
          Sales of TEMODAR, a treatment for certain types of brain tumors, grew 18 percent to $189 million due primarily to continued utilization in Europe for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer, and the product’s 2006 launch in Japan. The growth rate for TEMODAR has moderated, as significant market penetration has already been achieved in the treatment of GBM. Also reporting higher sales in the quarter was CAELYX, up 8 percent to $49 million, largely as a result of increased use in treating ovarian and breast cancer.
          Global CLARINEX sales in the fourth quarter of 2006 were $164 million, up 18 percent. International sales of prescription CLARITIN were $78 million in the fourth quarter compared to 2005 sales of $85 million.
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          Consumer Health Care sales were $205 million in the 2006 fourth quarter, up 4 percent versus the 2005 period due primarily to increased sales of OTC CLARITIN, which rose 35 percent. The positive impact of higher OTC CLARITIN sales was partially offset by sales declines in other consumer businesses.
          Animal Health sales increased 6 percent to $234 million, reflecting growth across most geographic areas, led by the companion animal, poultry and swine product lines.
          The company incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough. As a result, the company’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          On a GAAP basis, the company’s gross margin was 65.5 percent for the 2006 fourth quarter as compared to 64.9 percent in the 2005 period.
          SG&A expenses were $1.3 billion in the fourth quarter of 2006, up 12 percent versus $1.1 billion in the prior year period. SG&A in the fourth quarter of 2006 reflected ongoing investments in emerging markets and field support for new product launches as well as higher promotional spending.
          Research and development spending for the 2006 fourth quarter increased 33 percent to $631 million compared to the fourth quarter of 2005. The increase was due to higher costs associated with clinical trials, building greater breadth and capacity to support the company’s progressing pipeline, and an upfront payment associated with the company’s in-licensing of an OTC version of ZEGERID. The company expects R&D spending to continue to reflect the progression of the pipeline and increased clinical trial activity.
Full-Year 2006 Results
Schering-Plough reported full-year 2006 GAAP net sales of $10.6 billion, up 11 percent versus 2005. The sales growth versus 2005 reflects a 1 percent unfavorable impact from foreign exchange. Schering-Plough’s adjusted sales for 2006 totaled $12.5 billion, an increase of $1.8 billion or 17 percent, as compared to $10.7 billion on a similar adjusted basis in 2005.
          The company’s gross margin was 65.1 percent for the full-year 2006 compared to 64.8 percent in 2005. Selling, general and administrative expenses rose 8 percent to $4.7 billion for the 2006 full year compared with the 2005 full year. Research and development spending for the 2006 full year totaled $2.2 billion, an increase of 17 percent compared to full-year 2005. Equity income from the cholesterol joint venture in 2006 totaled $1.5 billion.
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Recent Developments
The company also offered the following summary of recent significant developments, including:
•	Licensed rights from Santarus, Inc., to commercialize an over-the-counter (OTC) version of ZEGERID (omeprazole/sodium bicarbonate) products for heartburn in the United States and Canada. (Announced Oct. 18, 2006)

•	Announced FDA approval of NOXAFIL (posaconazole) Oral Suspension, a novel triazole antifungal agent, for the treatment of oropharyngeal candidiasis (OPC), including infections refractory to itraconazole and/or fluconazole. OPC is a fungal infection of the mouth and throat caused by the yeast Candida. (Announced Oct. 23, 2006)

•	Dedicated a new scientific research facility in Cambridge, Mass., that will support the company’s work in discovering and developing innovative therapeutic treatments. The new state-of-the-art laboratory facility provides capacity for approximately 200 scientists and support staff, up from about 80 at the prior Cambridge location. (Announced Nov. 1, 2006)

•	Gained marketing approval from the European Commission for NOXAFIL Oral Suspension for prophylaxis (prevention) of invasive fungal infections in patients at high risk of developing these infections. (Announced Nov. 9, 2006)

•	Presented one-year data from a Phase II study showing that nearly 75 percent of patients with moderately to severely active rheumatoid arthritis (RA) receiving golimumab (CNTO 148) and methotrexate experienced at least 20 percent improvement in arthritis symptoms (ACR 20) at week 52. Golimumab, a new anti-TNF-alpha monoclonal antibody, is Centocor, Inc. and Schering-Plough’s next-generation biologic therapy. The data were presented at the American College of Rheumatology meeting in Washington, D.C. (Announced Nov. 13, 2006)

•	Entered into an exclusive licensing agreement with Braintree Laboratories, Inc. to market MiraLAX® (polyethylene glycol 3350) as a nonprescription treatment for occasional constipation. (Announced Dec. 5, 2006)

•	Signed definitive licensing agreements with Valeant Pharmaceuticals International and Metabasis Therapeutics, Inc. for exclusive worldwide development and commercial rights to pradefovir, an investigational oral antiviral compound currently in Phase II clinical development for the treatment of chronic hepatitis B. (Announced Dec. 13, 2006)

•	Took new actions in line with the company’s long-term commitment to continuously improving its corporate governance, including ending an existing shareholders’ rights plan; proposing a major reduction in shareholder voting requirements for key decisions; proposing that directors
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be elected by a majority of votes cast versus a plurality of votes; and expediting a previously approved change providing for the annual election of directors. (Announced Dec. 15, 2006)

•	ALK-Abelló announced an agreement with Schering-Plough on a strategic alliance to develop and commercialize ALK-Abelló’s tablet-based allergy immunotherapies in the United States, Canada and Mexico. The agreement gives Schering-Plough exclusive license rights to develop, market and distribute the convenient sublingual (under the tongue) immunotherapies against grass pollen allergy, house dust mite allergy and ragweed allergy. (Announced Jan. 3, 2007)

•	Announced an agreement with OraSure Technologies, Inc. to collaborate on the development and promotion of a rapid oral test for the detection of antibodies to the hepatitis C virus utilizing OraSure Technologies’ OraQuick® technology platform in the United States. (Announced Jan. 4, 2007)

•	Announced the national launch of the new HOMEAGAIN Proactive Pet Recovery Network, the nation’s first comprehensive system to assist in the search for lost pets. (Announced Jan. 15, 2007)

•	Reported on the publication in The New England Journal of Medicine of two landmark clinical studies demonstrating the efficacy of NOXAFIL in the prevention (prophylaxis) of life-threatening invasive fungal infections (IFIs) caused by Aspergillus and Candida in high-risk patients. High-risk patients who develop IFIs have a mortality rate ranging from 50-90 percent. In both these studies, NOXAFIL was significantly more effective in preventing invasive aspergillosis and reducing deaths related to invasive fungal infections, and, in one study, reducing overall mortality, versus the combined comparator drugs. (Announced Jan. 25, 2007)
Fourth Quarter 2006 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EST) to review the 2006 fourth quarter and full-year results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID # 4400942. A replay of the call will be available starting at approximately 11 a.m. on Jan. 29 through 5 p.m. on Feb. 26. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #4400942. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. on Jan. 29 through 5 p.m. on Feb. 26.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on Jan. 29, 2007, beginning at 8 a.m. (EST), and
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other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans, its strategy, its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda, business prospects, anticipated growth, anticipated costs and savings of changes to its manufacturing operations, trends in performance, anticipated timing of clinical trails and their impact on R&D spending, anticipated exclusivity periods, and the potential of certain products including VYTORIN and ZETIA. Actual results may vary materially from the company’s forward-looking statements and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ from forward-looking statements, including market forces, economic factors, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A. Risk Factors in the company’s 2006 second quarter 10-Q.
          Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 32,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the fourth quarter and twelve months ended December 31 (unaudited):
(Amounts in millions, except per share figures)

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Net sales	$2,650	$2,324	$10,594	$9,508
Cost of sales a/	915	815	3,697	3,346
Selling, general and administrative	1,250	1,114	4,718	4,374
Research and development b/	631	474	2,188	1,865
Other (income)/expense, net	(46)	(5)	(135)	5
Special charges c/	12	2	102	294
Equity income from cholesterol joint venture	(403)	(268)	(1,459)	(873)

Income before income taxes	291	192	1,483	497
Income tax expense	87	66	362	228

Net income before cumulative effect of a change in accounting principle	$204	$126	$1,121	$269

Cumulative effect of a change in accounting principle, net of tax d/	—	—	(22)	—

Net income d/	$204	$126	$1,143	$269

Preferred stock dividends	22	22	86	86

Net income available to common shareholders d/	$182	$104	$1,057	$183

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle	$0.12	$0.07	$0.69	$0.12
Cumulative effect of a change in accounting principle, net of tax d/	—	—	0.02	—

Diluted earnings per common share d/	$0.12	$0.07	$0.71	$0.12

Average common shares outstanding – diluted	1,497	1,487	1,491	1,484
The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

a/	Included in Cost of sales for the three months ended December 31, 2006, is $45 million of accelerated depreciation and other charges related to the manufacturing changes announced on June 1, 2006. Cost of sales for the twelve months ended December 31, 2006 included $146 million of inventory write-offs, accelerated depreciation and other charges related to the manufacturing changes.

b/	Included in research and development for the three and twelve months ended December 31, 2006 is $15 million for the licensing of an OTC version of ZEGERID for heartburn.

c/	Special charges for the three months ended December 31, 2006, reflect severance of $12 million related to the manufacturing changes announced on June 1, 2006. Special charges for the twelve months ended December 31, 2006 relate to severance of $47 million and asset impairments of $55 million, both related to the manufacturing changes announced on June 1, 2006. Special charges for the twelve months ended December 31, 2005 included an addition of $250 million to the company’s litigation reserves relating to the Massachusetts investigation and previously disclosed investigations and litigation relating to the company’s practices regarding average wholesale price (AWP) by the Department of Justice and certain states.

d/	In the first quarter of 2006, the company adopted the provisions of SFAS 123R. As a result of this adoption, the company recognized:
1)	a non-recurring cumulative effect adjustment of $22 million of income associated with the company’s liability-based compensation plans; and

2)	stock option expense in the fourth quarter and twelve months of 2006 of $14 million and $56 million, respectively, which is included in the respective expense line items.
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SCHERING-PLOUGH CORPORATION
Report for the period ended December 31 (unaudited):
GAAP Net Sales by Key Product:

	Fourth Quarter			Twelve Months
(Dollars in millions)	2006	2005	%	2006	2005	%
GLOBAL PHARMACEUTICALS	$2,211	$1,904	16%	$8,561	$7,564	13%
REMICADE	337	251	34%	1,240	942	32%
NASONEX	253	185	37%	944	737	28%
PEG-INTRON	208	214	(3%)	837	751	11%
CLARINEX / AERIUS	164	139	18%	722	646	12%
TEMODAR	189	160	18%	703	588	20%
CLARITIN RX	78	85	(8%)	356	371	(4%)
INTEGRILIN	85	71	20%	329	315	5%
REBETOL	75	94	(21%)	311	331	(6%)
AVELOX	103	68	51%	304	228	34%
INTRON A	57	66	(14%)	237	287	(17%)
CAELYX	49	46	8%	206	181	13%
SUBUTEX	51	49	4%	203	197	3%
ELOCON	33	32	5%	141	144	(2%)
CIPRO	25	33	(24%)	111	146	(24%)
Other Pharmaceuticals	504	411	23%	1,917	1,700	13%

CONSUMER HEALTH CARE	205	198	4%	1,123	1,093	3%

OTC	118	103	15%	558	556	—

OTC CLARITIN	72	54	35%	390	394	(1%)

Foot Care	73	75	(3%)	343	333	3%

Sun Care	14	20	(31%)	222	204	9%

ANIMAL HEALTH	234	222	6%	910	851	7%

CONSOLIDATED NET SALES	$2,650	$2,324	14%	$10,594	$9,508	11%

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended December 31
	(unaudited)
(Dollars in millions)	2006	2005
Net sales, as reported	$2,650	$2,324

50 percent of cholesterol joint venture net sales a/	541	378

Adjusted net sales	$3,191	$2,702

	Twelve months ended December 31
	(unaudited)
(Dollars in millions)	2006	2005
Net sales, as reported	$10,594	$9,508

50 percent of cholesterol joint venture net sales a/	1,915	1,195

Adjusted net sales	$12,509	$10,703

a/	Total net sales of the cholesterol joint venture for the three months ended December 31, 2006 and 2005 were $1.1 billion and $755 million, respectively. Total net sales of the cholesterol joint venture for the twelve months ended December 31, 2006 and 2005 were $3.8 billion and $2.4 billion, respectively.

NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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